Exhibit 99.1

      For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO reports 221% increase in third quarter 2010 net income
to $49.4 million, or 17 cents per share

Carmel, Ind. November 2, 2010 – CNO Financial Group, Inc. (NYSE: CNO) today announced results for the third quarter of 2010.  “CNO had a strong third quarter, with net income again ahead of expectations, increasing 221 percent to over $49 million compared to last year’s third quarter,” CEO Jim Prieur said, “as our three core growing businesses continued to perform well.  This is the first quarter where we are reporting under our new segmentation, where the performance of our growing Washington National business is separated from our Other CNO Business, which is comprised mainly of closed blocks of business.”

Third Quarter Results
•
Net income increased to $49.4 million, compared to $15.4 million in 3Q09 (including $2.3 million of net realized investment gains in 3Q10 vs. $38.9 million of net realized investment losses and valuation allowance for deferred tax assets in 3Q09)

•
Net income per diluted share of 17 cents, compared to 8 cents in 3Q09 (reflecting dilution of 2 cents per share related to the issuance of common stock and convertible debentures; and including 1 cent of net realized investment gains in 3Q10 vs. 21 cents of net realized investment losses and valuation allowance for deferred tax assets in 3Q09) (1)

•
$93.8 million of income before net realized investment gains, corporate interest and taxes (“EBIT”) (2), down 12% compared to $107.0 million in 3Q09; $130.5 million of EBIT (2) from our active  marketing segments (Bankers Life, Washington National and Colonial Penn), up 7 percent compared to $121.9 million in 3Q09

•
Net operating income (3) of $47.1 million, down 13% compared to $54.3 million in 3Q09, reflecting approximately $12 million of 3Q10 after-tax charges related to unlocking and recoverability of the present value of future profits in the Other CNO Business segment

•	Net operating income per diluted share: 16 cents, compared to 29 cents in 3Q09 (reflecting dilution of 10 cents per share related to the issuance of common stock and convertible debentures) (1)
•	Total new annualized premium (“NAP”) excluding Private-Fee-For-Service (“PFFS”) and Prescription Drug Plan (“PDP”) (4): $86 million, down 7% from 3Q09

- more –

CNO Financial (2)
November 2, 2010

Nine-Month Results
•
Net income of $116.4 million, up 72% compared to the first nine months of 2009 (including $13.8 million of net realized investment losses and loss on extinguishment of debt in the first nine months of 2010 vs. $65.1 million of net realized investment losses, valuation allowance for deferred tax assets and loss on modification of debt in the first nine months of 2009)

•
Net income per diluted share of 42 cents, compared to 36 cents in the first nine months of 2009 (including 4 cents of net realized investment losses and loss on extinguishment of debt in the first nine months of 2010 vs. 35 cents of net realized investment losses, valuation allowance for deferred tax assets and loss on modification of debt in the first nine months of 2009) (1)

•	$262.7 million of income before net realized investment losses, corporate interest and taxes (“EBIT”) (2), down 1.2% compared to the first nine months of 2009
•	Net operating income (3) of $130.2 million, down 1.8% compared to the first nine months of 2009
•	Net operating income per diluted share: 46 cents, compared to 71 cents in the first nine months of 2009 (1)
•	NAP excluding PFFS and PDP (4): $269 million, up slightly from the first nine months of 2009

Financial Strength at September 30, 2010
•
The combined statutory risk-based capital ratio of our insurance subsidiaries increased 2 percentage points to 320% in 3Q10 (not including the 9 percentage point increase related to the completion of the merger of certain of our insurance subsidiaries completed in 4Q2010)

•	Unrestricted cash held by our non-insurance subsidiaries increased $60 million to $190 million during 3Q10
•	Debt-to-total capital ratio, excluding accumulated other comprehensive income (loss) (5), improved to 20.8% from 21.5% at December 31, 2009
•	Book value per common share, excluding accumulated other comprehensive income (loss) (5), increased to $15.60 from $15.14 at December 31, 2009
•
Accumulated other comprehensive income improved in 3Q10 by $369.3 million, to accumulated other comprehensive income of $688.1 million, reflecting the increase in estimated fair value of our fixed maturity investments

-more-

CNO Financial (3)
November 2, 2010

Quarterly Segment Operating Results

	Three months ended
	September 30,
	2010	2009
	($ in millions, except per-share data)
EBIT (2):
Bankers Life	$95.5	$85.4
Washington National	27.2	29.1
Colonial Penn	7.8	7.4
Other CNO Business	(24.4)	(7.5)
Corporate Operations, excluding corporate interest expense	(12.3)	(7.4)
EBIT	93.8	107.0
Corporate interest expense	(20.0)	(24.0)
Income before net realized investment gains (losses) and taxes	73.8	83.0
Tax expense on operating income	26.7	28.7
Net operating income (3)	47.1	54.3
Net realized investment gains (losses) (net of related amortization and taxes and the establishment of a valuation allowance for deferred tax assets related to such losses) (6)	2.3	(18.9)
Net income before valuation allowance for deferred tax assets	49.4	35.4
Valuation allowance for deferred tax assets (excluding the establishment of a valuation allowance for realized investment losses)	-	(20.0)

Net income applicable to common stock	$49.4	$15.4
Per diluted share (1):
Net operating income	$.16	$.29
Net realized investment gains (losses), net of related amortization and taxes	.01	(.10)
Valuation allowance for deferred tax assets	-	(.11)
Net income	$.17	$.08

Segment Results
Bankers Life:  Pre-tax operating earnings were $95.5 million in 3Q10 up 12% compared to 3Q09.  Results for 3Q10 compared to 3Q09 reflect:

•
favorable results across all lines of business resulting in $20 million additional earnings, primarily due to higher investment earnings from higher average yields on a larger asset base and an improved Medicare supplement benefit ratio; and

•	a reduction in earnings of approximately $13 million from the PFFS business assumed through quota share agreements with Coventry (the last of which expired on January 1, 2010).

Washington National:  Pre-tax operating earnings were $27.2 million in 3Q10 down 6.5% compared to 3Q09.  Earnings in 3Q09 were positively impacted by approximately $4 million of reserve refinements related to supplemental health products.

-more-

CNO Financial (4)
November 2, 2010

Colonial Penn:  Pre-tax operating earnings were $7.8 million in 3Q10 up 5.4% compared to 3Q09.  Results for 3Q10 reflect favorable life margins.

Other CNO Business:  Pre-tax operating loss was $24.4 million in 3Q10 compared to a loss of $7.5 million in 3Q09.  Results for 3Q10 compared to 3Q09 reflect:

•
a reduction in earnings of approximately $13 million primarily due to additional amortization expense from decreased projected future investment yields related to interest sensitive insurance products; and

•	a reduction in earnings of approximately $6 million from the write off of the present value of future profits related to this segment’s long-term care insurance block.

Corporate Operations (including our investment advisory subsidiary and corporate expenses):  Results for 3Q10 reflect a $4.5 million legal settlement related to an obligation assumed in conjunction with the acquisition of a subsidiary in 1991.

The results for the third quarter of 2009 also reflected the increase to the deferred tax valuation allowance of $20 million that we established upon the completion of a reinsurance transaction with Wilton Re.

Investment Results
Net realized investment gains in 3Q10 were $2.3 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $22.8 million, of which $24.5 million was recorded in earnings and $(1.7) million in accumulated other comprehensive income (loss).  Net realized investment losses in 3Q09 were $18.9 million (net of related amortization and taxes and the establishment of a valuation allowance for deferred tax assets related to such losses), including:  (i) total other-than-temporary impairment losses of $162.4 million, of which $35.7 million was recorded in earnings and $126.7 million in accumulated other comprehensive income (loss); and (ii) $6.7 million increase to the deferred tax valuation allowance.

Sales Results
At Bankers Life (career distribution), total NAP (excluding PFFS and PDP) in 3Q10 was $55 million, down 11% from 3Q09, driven by lower NAP from Medicare supplement policies due to customer preference for products with lower premiums and lower benefits, and lower sales of long-term care policies following pricing changes we made to improve the profitability of these products.

At Washington National (independent distribution), total NAP in 3Q10 was $19 million, down 4% from 3Q09.  NAP in 3Q10 of Washington National’s core supplemental health products (including specified disease, accident and hospital indemnity policies) was $18 million, up 11% from 3Q09.

At Colonial Penn (direct distribution), total NAP in 3Q10 was $12 million, up 8% from 3Q09.

-more-

CNO Financial (5)
November 2, 2010

Conference Call
The Company will host a conference call to discuss results on November 3, 2010 at 10:00 a.m. Eastern Daylight Time.  The webcast can be accessed through the Investors section of the company’s website: http://investor.CNOinc.com.  Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software.  During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company’s website.

About CNO
CNO is a holding company.  Our insurance subsidiaries – principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company – serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.
____________________________________________

(1)
Net income per diluted share and operating income per diluted share for 3Q2010 and the first nine months of 2010 reflect the dilution from the issuance of 65.9 million shares of common stock and $293.0 million of convertible debentures.

(2)
Management believes that an analysis of earnings before net realized investment gains (losses), corporate interest expense, loss on extinguishment or modification of debt and taxes (“EBIT,” a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because it excludes: (i) corporate interest expense; (ii) loss on extinguishment or modification of debt; and (iii) net realized investment gains (losses) that are unrelated to the company’s underlying fundamentals.  A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 3 and 9.

(3)
Management believes that an analysis of Net income applicable to common stock before:  (i) loss on extinguishment or modification of debt, net of income taxes; and (ii) net realized investment gains or losses, net of related amortization and income taxes (“Net operating income,” a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry.  Management uses this measure to evaluate performance because loss on extinguishment of debt and realized investment gains or losses can be affected by events that are unrelated to the company’s underlying fundamentals.  A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 3 and 9.  Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors – SEC Filings” section of CNO’s website, www.CNOinc.com.

(4)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums.  PDP and PFFS sales are not comparable to other sales and are therefore excluded in all periods.  Effective January 1, 2010, we no longer assume any of the risks of PFFS business through reinsurance.

(5)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure.  Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.  The corresponding GAAP measures for debt-to-total capital and book value per common share were 18.3% and $18.34, respectively, at September 30, 2010, and 22.7% and $14.09, respectively, at December 31, 2009.

(6)
Amount in the third quarter of 2009 reflects a deferred tax valuation allowance of $6.7 million as it is more likely than not that tax benefits related to investment losses will not be utilized to offset future taxable income.

-more-

CNO Financial (6)
November 2, 2010

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial’s products and trends in CNO Financial’s operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995.  Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ‘‘forward-looking’’ information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing a reduction in investment income, the margins of our subsidiaries’ fixed annuity and life insurance businesses and demand for their products; (ii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (iv) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (v) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (vi) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (vii) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (viii) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their  value; (ix) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (x) changes in accounting principles and the interpretation thereof; (xi) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xii) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xiii) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xiv) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (xvi) our ability to complete the remediation of  the material weakness in internal controls over our actuarial reporting process and to maintain effective controls over financial reporting; (xvii) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xviii) our ability to achieve eventual upgrades of the  financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xix) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xx) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxi) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products.  Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.  Our forward-looking statements speak only as of the date made.  We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

- Tables Follow -

CNO Financial (7)
November 2, 2010
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
	September 30,	December 31,
	2010	2009
ASSETS	(unaudited)
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: September 30, 2010 - $19,664.5; December 31, 2009 - $18,998.0)	$21,007.5	$18,528.4
Equity securities at fair value (cost: September 30, 2010 - $40.7; December 31, 2009 - $30.7)	41.1	31.0
Mortgage loans	1,825.6	1,965.5
Policy loans	290.9	295.2
Trading securities	389.7	293.3
Investments held by securitization entities (1)	454.8	-
Securities lending collateral	-	180.0
Other invested assets	189.5	236.8
Total investments	24,199.1	21,530.2
Cash and cash equivalents - unrestricted	548.8	523.4
Cash and cash equivalents held by securitization entities (1)	18.3	3.4
Accrued investment income	345.3	309.0
Present value of future profits	1,028.3	1,175.9
Deferred acquisition costs	1,612.7	1,790.9
Reinsurance receivables	3,315.7	3,559.0
Income tax assets, net	536.7	1,124.0
Assets held in separate accounts	16.7	17.3
Other assets	352.0	310.7
Total assets	$31,973.6	$30,343.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$13,217.6	$13,219.2
Traditional products	10,253.0	10,063.5
Claims payable and other policyholder funds	939.4	994.0
Liabilities related to separate accounts	16.7	17.3
Other liabilities	833.9	610.4
Investment borrowings	653.9	683.9
Borrowings related to securitization entities (1)	425.0	-
Securities lending payable	-	185.7
Notes payable – direct corporate obligations	1,029.8	1,037.4
Total liabilities	27,369.3	26,811.4
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: September 30, 2010 – 251,046,412; December 31, 2009 – 250,786,216)	2.5	2.5
Additional paid-in capital	4,421.6	4,408.8
Accumulated other comprehensive income (loss)	688.1	(264.3)
Accumulated deficit	(507.9)	(614.6)
Total shareholders' equity	4,604.3	3,532.4
Total liabilities and shareholders' equity	$31,973.6	$30,343.8
____________________________________________
(1)
In the first quarter of 2010, the Company began reporting assets and liabilities related to securitization entities required to be consolidated under a new accounting standard effective January 1, 2010.

-more-

CNO Financial (8)
November 2, 2010

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
Insurance policy income	$674.5	$772.0	$2,007.0	$2,346.1
Net investment income (loss):
General account assets	326.5	306.3	962.8	923.6
Policyholder and reinsurer accounts and other special- purpose portfolios	43.3	56.5	44.6	47.3
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	28.1	15.4	54.7	120.8
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(22.8)	(162.4)	(69.8)	(324.2)
Change in other-than-temporary impairment losses recognized in accumulated other comprehensive income (loss)	(1.7)	126.7	(2.9)	159.9
Net impairment losses recognized	(24.5)	(35.7)	(72.7)	(164.3)
Total realized gains (losses)	3.6	(20.3)	(18.0)	(43.5)
Fee revenue and other income	4.6	4.1	11.7	10.2

Total revenues	1,052.5	1,118.6	3,008.1	3,283.7

Benefits and expenses:
Insurance policy benefits	700.0	782.7	2,050.0	2,317.3
Interest expense	28.4	31.9	84.6	87.8
Amortization	118.6	113.3	317.8	335.9
Loss on extinguishment or modification of debt	-	-	2.7	9.5
Other operating costs and expenses	128.2	126.6	370.8	377.3

Total benefits and expenses	975.2	1,054.5	2,825.9	3,127.8

Income before income taxes	77.3	64.1	182.2	155.9

Income tax expense:

Tax expense on period income	27.9	22.0	65.8	54.7
Valuation allowance for deferred tax assets	-	26.7	-	33.7

Net income	$49.4	$15.4	$116.4	$67.5

Earnings per common share:
Basic:
Weighted average shares outstanding	251,045,000	184,886,000	250,942,000	184,820,000

Net income	$.20	$.08	$.46	$.37

Diluted:
Weighted average shares outstanding	306,040,000	185,846,000	300,256,000	185,277,000

Net income	$.17	$.08	$.42	$.36

-more-

CNO Financial (9)
November 2, 2010

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
Operating Results
(Dollars in millions, except per-share data)

	Nine months ended
	September 30,
	2010	2009
EBIT (2):
Bankers Life	$212.7	$193.4
Washington National	75.9	87.9
Colonial Penn	20.7	23.5
Other CNO Business	(17.5)	(13.9)
Corporate Operations, excluding corporate interest expense	(29.1)	(24.9)
EBIT	262.7	266.0
Corporate interest expense	(59.3)	(61.6)
Income before loss on extinguishment or modification of debt, net realized investment losses and taxes	203.4	204.4
Tax expense on operating income	73.2	71.8
Net operating income (3)	130.2	132.6
Loss on extinguishment or modification of debt, net of income taxes	(1.8)	(6.1)
Net realized investment losses (net of related amortization and taxes and the establishment of a valuation allowance for deferred tax assets related to such losses)	(12.0)	(39.0)
Net income before valuation allowance for deferred tax assets	116.4	87.5
Valuation allowance for deferred tax assets (excluding the establishment of a valuation allowance for realized investment losses)	-	(20.0)

Net income applicable to common stock	$116.4	$67.5
Per diluted share (1):
Net operating income	$.46	$.71
Loss on extinguishment or modification of debt, net of income taxes	-	(.03)
Net realized investment losses, net of related amortization and taxes	(.04)	(.21)
Valuation allowance for deferred tax assets	-	(.11)
Net income	$.42	$.36

-more-

CNO Financial (10)
November 2, 2010

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	September 30,
	2010	2009
Bankers Life segment:
Annuity	$265.8	$284.7
Medicare supplement and other supplemental health	333.4	440.7
Life	54.8	63.2
Total collected premiums	$654.0	$788.6
Washington National segment:
Medicare supplement and other supplemental health	$140.7	$144.5
Life	3.8	8.4
Total collected premiums	$144.5	$152.9
Colonial Penn segment:
Life	$46.9	$45.6
Supplemental health	1.5	1.8
Total collected premiums	$48.4	$47.4
Other CNO Business segment:
Annuity	$3.6	$25.2
Other health	7.6	8.4
Life	47.8	51.9
Total collected premiums	$59.0	$85.5

-more-

CNO Financial (11)
November 2, 2010

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES

BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	September 30,
	2010	2009
Bankers Life segment:
Medicare Supplement:
Earned premium	$178 million	$166 million
Benefit ratio(a)	69.5%	72.4%
PDP and PFFS:
Earned premium	$19 million	$108 million
Benefit ratio(a)	29.5%	74.2%
Long-Term Care:
Earned premium	$147 million	$150 million
Benefit ratio(a)	114.2%	108.3%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	73.2%	70.4%
Washington National segment:
Medicare Supplement:
Earned premium	$39 million	$45 million
Benefit ratio(a)	67.0%	68.2%
Supplemental health:
Earned premium	$101 million	$95 million
Benefit ratio(a)	81.3%	76.6%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	50.5%	42.9%
Other CNO Business segment:
Long-Term Care:
Earned premium	$7 million	$8 million
Benefit ratio(a)	201.7%	154.2%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	116.9%	73.8%

____________________________________________________________________________________
(a)	The benefit ratio is calculated by dividing the related product’s insurance policy benefits by insurance policy income.
(b)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product’s insurance policy benefits less interest income on the accumulated assets backing the insurance liabilities by insurance policy income.  Interest income is an important factor in measuring the performance of longer duration health products.  The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases).  Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by interest income earned on the accumulated assets.  The interest-adjusted benefit ratio reflects the interest income offset.  Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance.  Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors – SEC Filings” section of CNO Financial’s website, www.CNOinc.com.

- # # # # -